UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2007

______________

ATOMIC GUPPY, INC.

(Exact name of registrant as specified in its charter)

______________

Nevada	0-31757	98-0233452
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

8050 North University Drive, Suite 202

Tamarac, FL 33321

(Address of Principal Executive Office) (Zip Code)

(954) 489-1210

(Registrant’s telephone number, including area code)

19333 Collins Ave, Penthouse 2501

Sunny Isles Beach, Fl 33160

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

Item 1.02

Termination of a Material Definitive Agreement

Item 5.01

Changes in Control of Registrant

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 7.01

Regulation FD Disclosure

Item 8.01

Other Events

Effective December 21, 2007, Atomic Guppy, Inc. (the “Company” or “AGI”) entered into an Unwind and Share Exchange Agreement with certain of its stockholders, who were officers and/or directors or affiliates of officers and directors, which included Leigh M. Rothschild, Adam Bauman, Neal Lenarsky and Irrevocable Trust Agreement III Jay Howard Linn Trustee (collectively the “IP Stockholders”). Previously, on March 6, 2007, AGI and the IP Stockholders consummated a transaction whereby the IP Stockholders transferred all of their rights in certain intellectual property, including trademarks, patents and patents pending and domain names relating to an algorithm for the monetization of digital content and related names and url addresses, (the “IP Property”). Subsequent efforts to fund and develop the assets were not successful, and it was determined that in the interests of the stockholders, it would be advantageous for all parties to unwind and rescind the March 6, 2007 agreement. Under the terms of the Unwind and Share Exchange Agreement, the IP Stockholders returned to the Company the 7,100,000 common shares they had received from the Company in connection with the March 6, 2007 agreement, and the Company, in turn, returned to the IP Stockholders all of the IP Property. No cash consideration was involved in the transaction, and the parties exchanged mutual releases. As a result of the transaction, the Company is now a so-called shell corporation and will seek potential acquisitions or product acquisitions. In addition to the return of the common shares to the Company, Messrs. Linn, Rothschild, Bauman and Lenarsky, as well as Brad Hacker, resigned as officers and/or directors of AGI. Previously, on December 6, 2007, Mr. J. Dean Burden, who had previously served as a director and principal executive officer of the Company was appointed president of the Company for purposes of consummating the unwind and share exchange agreement.  Mr. Burden’s background is as follows:

JERROLD DEAN BURDEN is serving as an officer and director of the Company in the capacity of President, CEO and Director. Mr. Burden was originally elected in 2003, resigned in March 2007 and was reappointed in December 2007.

From 1979 to 1982, Mr. Burden served as executive vice president and director of Tri-Star Oil and Gas Inc., a Denver based corporation engaged in the development of shallow offset production, primarily in Oklahoma and Kansas. In this capacity Mr. Burden was responsible for lease acquisition and oilfield equipment rental. During this time Mr. Burden also served as an officer and director of Western National Rig and Supply Company, based in Oklahoma City, Oklahoma. Western National was a company who contracted drilling shallow wells in Stephans County, Oklahoma and surrounding areas.

From 1983 to 1987, he served as founder and President of Dean Resources, a Colorado based corporation engaged in the business of oil and gas lease development. Primary lease, property acquisitions and operations of the company were in Kansas, Oklahoma, Colorado, Texas and Wyoming.

Between 1988 and 1993, Mr. Burden was closely associated with the mortgage lending and real estate business. During this time he founded Centennial Banc Share Corp., a Colorado based corporation engaged in all phases of mortgage lending. Mr. Burden has previously been a director of the Southeast Denver-Douglas County Economic Council and the American Mortgage Lenders Association.

Mr. Burden was honorably discharged from military service in 1974. He has attended Western State College in Colorado with major studies in economics and business.

No additional directors or officers have been elected by the Company.

As a result of the return to the Company by the IP Stockholders of their shares of AGI, the principal stockholders of the Company, including Mr. Burden, are as follows:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

J. Dean Burden	1,042,500 Common	58.5%*

———————

*

This percentage is post cancellation of the IP Stockholders shares and the Yabbly shares.

In addition, on December 21, 2007, the Company entered into a rescission agreement with YABBLY Holdings, LLC, YABBLY, LLC and Land Shark Holdings, LLC (collectively the “YHI Parties”) whereby the parties have rescinded an Equity Contribution Agreement dated August 17, 2007 pursuant to which the parties agreed to exchange certain equity interests. As a result of the rescission agreement, the YHI Parties returned 150,000 shares of common stock of AGI as well as warrants issued to the YHI Parties, and the YHI Parties received back all of its intellectual properties, rescinded any licenses or development agreements between the parties or the defined business between the parties. In addition, certain collateral agreements were also terminated.

Item 9.01

Financial Statements and Exhibits

10.4

Unwind and Share Exchange Agreement dated December 21, 2007

99.1

Press Release dated January 11, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATOMIC GUPPY, INC.

By:	/s/ Jerrold Dean Burden
Jerrold Dean Burden President

DATED:  January 11, 2008

4